EXHIBIT 10.22

FORM OF EMPLOYEE NQSO AGREEMENT

<Participant Full Name>

Dear <Participant First Name>

Welcome to the HMS Holdings Corp. (the “Company”) family.  You have been awarded a stock option grant in connection with your employment with the Company.  A stock option grant gives you the right to purchase a specific number of shares of the Company’s common stock at a fixed price, assuming that you satisfy conditions of the HDI Holdings, Inc. Amended 2011 Stock Option and Stock Issuance Plan (the “HDI Plan”) and the implementing agreement.  We would like you to have an opportunity to share in the continued success of the Company through this stock option grant under the HDI Plan.  The following represents a brief description of your grant.  Additional details regarding your award are provided in the attached Nonqualified Stock Option Agreement (the “Grant Agreement”) and in the HDI Plan.

Stock Option Grant Summary:

Date of Grant	December 21, 2011
Option Shares	<Number of Shares Granted>
Exercise Price per Share	$31.37
Exercisability	One-quarter of the Option Shares on December 21 of the year following the year of the Date of Grant and an additional one-quarter on the three following anniversaries of that date.
Term Expiration Date	December 21, 2018

•                  You have been granted a nonqualified stock option to purchase Shares of the Company’s common stock.  The total number of Shares under your grant is in the chart above under “Option Shares” and the price per share is under “Exercise Price per Share.”

•                  The potential value of your stock option grant increases if the price of the Company’s stock increases, but you also have to continue to provide services to the Company (except as the Grant Agreement provides) to actually receive such value.  Of course, the value of the stock may go up and down over time.

•                  You can’t exercise the stock option (actually purchase the shares) until it becomes exercisable.  Your stock option becomes exercisable as provided in the chart above under Exercisability, assuming you remain an employee of the Company and subject to the terms in the Grant Agreement.

•                  Whether or not you decide to exercise your stock option and purchase the stock is your decision, and, you have until the stock option expires (which will be no later than the seventh anniversary of the Date of Grant, as set forth in the chart above under Term Expiration Date, but can end earlier in various situations) to make that decision.

•                  Once you have purchased the Shares, you will own them and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

You can access the Merrill Lynch portal updates and information: https://www29.benefits.ml.com/login/login.aspx.  Please email IR@hms.com with any questions.

HMS HOLDINGS CORP.

NONQUALIFIED STOCK OPTION GRANT AGREEMENT FOR EMPLOYEES

UNDER THE HDI HOLDINGS, INC. AMENDED 2011 STOCK OPTION AND STOCK ISSUANCE PLAN

HMS Holdings Corp. (the “Company”) has granted you an option (the “Option”) under the HDI Holdings, Inc. Amended 2011 Stock Option and Stock Issuance Plan (as it may be amended from time to time and modified as described below) (the “HDI Plan”).  The Option lets you purchase a specified number (the “Option Shares”) of Shares of the Company’s common stock, at a specified price per Share (the “Exercise Price”).

The individualized communication you received (the “Cover Letter”) provides the details for your Option.  It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the schedule for exercisability, and the latest date the Option will expire (the “Term Expiration Date”).

The Option is subject in all respects to the applicable provisions of the HDI Plan.  This Grant Agreement does not cover all of the rules that apply to the Option under the HDI Plan; please refer to the HDI Plan document.  Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the HDI Plan.

Modified Terms.  Note that the HDI Plan’s terms must be read together with the effects of the merger agreement by which the Company acquired HDI Holdings, Inc. and HealthDataInsights, Inc.  As a result of the merger, (i) references in the HDI Plan to “Corporation” or “HDI Holdings” should be read to refer to the Company, (ii) “Common Stock” now refers to shares of the Company’s common stock, (iii) the number of shares remaining in the HDI Plan has been adjusted for the merger, (iv) the exercise price is determined with reference to the Company’s common stock, (v) the “Plan Administrator” is the Board of Directors of the Company (the “Board”) and/or its compensation committee (the “Committee”), and (vi) references to “Affiliate” in this Grant Agreement are to the Company and any “Parent” or “Subsidiary” of the Company as defined in the HDI Plan.

The HDI Plan document is available on the Merrill Lynch website.  The Prospectus for the HDI Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review under the Investor Relations tab on the Company’s web site.  You may also obtain paper copies of these documents upon request to the Company’s Investor Relations department (IR@HMS.com).

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the Option, the value of the Company’s stock or of this Option, or the Company’s prospects.  The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the Option; you agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISING THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO HMS HOLDINGS CORP. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the HDI Plan’s terms and restrictions (as modified), the following terms and restrictions apply:

Option Exercisability

While your Option remains in effect under the Option Expiration section, you may exercise any exercisable portions of the Option (and buy the Option Shares) under the timing rules of this section, provided that you may not exercise the Option for fewer than 100 full shares at any particular time unless fewer than 100 remain unexercised.

The Option will become exercisable on the schedule provided in the Cover Letter to this Grant Agreement assuming that through each Exercisability date, you remain an employee of the Company. Any fractional shares will be carried forward to the following Exercisability date, unless the Committee selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Affiliate whose employees are then eligible to receive options under the HDI Plan. Unless the Committee determines otherwise, if an entity employing you ceases to be an Affiliate, your employment with the Company will be treated as ended even though you continue to be employed by that entity.

Change in Control	If a Change in Control occurs, your Option will be treated as provided in Section III of Article Two of the HDI Plan.

Option Expiration

The Option will expire no later than the close of business on the Term Expiration Date. Unexercisable portions of the Option expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board). If the Company terminates your employment or service for “Misconduct” (as defined in the HDI Plan) or you later engage in Misconduct before the Option expires, the Option will expire immediately.

Exercisable portions of the Option remain exercisable until the first to occur of the following (the “Final Exercise Date”), each as defined further in the HDI Plan or the Grant Agreement:

	•	90 days after your employment (or directorship) ends if you resign or if the Company terminates your employment or service without Misconduct and not on death or Disability

	•	For Disability, 365 days after employment or service ends

	•	For death while the Option remains in effect, 365 days following death

	•	The Term Expiration Date

The Committee can override the expiration provisions of this Grant Agreement.

Method of Exercise and Payment for Shares

Subject to this Grant Agreement and the HDI Plan, you may exercise the Option only by providing a written notice (or notice through another previously approved method, which could include a web-based or voice- or e-mail system) to the Secretary of the Company or to whomever the Committee designates, received on or before the date the Option expires. Each such notice must satisfy whatever then-current procedures apply to that Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Exercise Price using one or more of the following methods:

Cash/Check	cash or check in the amount of the Exercise Price payable to the order of the Company;

Cashless Exercise

an approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and, if you so elect, any required tax withholdings;

Stock

if permitted by the Committee, by delivery of Shares owned by you, valued at their Fair Market Value, provided (i) applicable law then permits such method of payment, (ii) you owned such Shares, if acquired directly from the Company, for such minimum period of time, if any, as the Committee may establish in its discretion, and (iii) the Shares are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar restrictions; or

any combination of the above permitted forms for payment.

Withholding

Issuing the Option Shares is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). The Company may take any action necessary to satisfy such obligation, including satisfying the tax obligations by (i) reducing the number of Option Shares to be issued to you in connection with any exercise of the Option by that number of Option Shares (valued at their Fair Market Value on the date of exercise) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a Cashless Exercise of the Option or directly from you, or (iii) taking any other action, including withholding from other compensation due you. If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.

Compliance with Law

You may not exercise the Option if the Company’s issuing stock upon such exercise would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise methods if the Company’s insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death is entitled to do so;

your complying with any requests for representations under the HDI Plan; and

your complying with any Federal, state, or local tax withholding obligations.

Additional Representations from You

If you exercise the Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship

Nothing in this Grant Agreement restricts the Company’s rights or those of any of its Affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the HDI Plan and any applicable employment or severance agreement or plan.

Not a Shareholder

You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

No Effect on Running Business

You understand and agree that the existence of the Option will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Governing Law	The laws of the State of Nevada will govern all matters relating to the Option, without regard to the principles of conflict of laws.

Notices

Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the HDI Plan, the terms of the HDI Plan will control, subject to the differences noted above under Modified Terms. The Committee may adjust the number of Option Shares and the Exercise Price and other terms of the Option from time to time as the HDI Plan provides.